Exhibit 3.2

                           SIXTH AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                              RFS PARTNERSHIP, L.P.

         THIS SIXTH AMENDED AND RESTATED AGREEMENT of Limited Partnership (the "Agreement") of RFS PARTNERSHIP, L.P., a Tennessee limited partnership (the "Partnership"), dated as of July 10, 2003, is entered into by and between CNL ROSE GP CORP., a Delaware corporation, and CNL ROSE ACQUISITION CORP., a Delaware corporation.

                             PRELIMINARY STATEMENTS

         A. The sole General Partner and the sole Limited Partner desire to terminate the current Fifth Amended and Restated Partnership Agreement, dated January 2, 2001, by and among the Partnership and its partners; and

         B. Whereas, the parties wish to provide for the harmonious management of the Partnership pursuant to the terms hereof; and

         C. All of the parties have agreed to set forth in writing the terms and provisions of their agreement with respect to the Partnership.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that, as of the date hereof, the Partnership shall be governed by and operated pursuant to the terms of this Agreement as hereinafter set forth.

                                    ARTICLE 1

                               EXISTENCE AND NAME
                               ------------------

         1.1 TERMINATION OF FORMER PARTNERSHIP AGREEMENT. That certain Fifth Amended and Restated Agreement of Limited Partnership of RFS Partnership, L.P. is hereby terminated and shall be of no further force or effect.

         1.2 EXISTENCE AND NAME. The Partnership was formed as a partnership under and pursuant to the provisions of the Tennessee Revised Uniform Limited Partnership Act, as amended from time to time (the "Act"), and shall be conducted under the name of "RFS PARTNERSHIP, L.P." The rights and liabilities of the Partners shall be as provided for in the Act if not otherwise expressly provided for in this Agreement.

         1.3 REGISTERED AGENT AND OFFICE. The registered office of the Partnership shall be at 540 Gay Street, Knoxville, Tennessee 38120 and the registered agent for service of process at such office shall be The CT Corporation Service.

         1.4 PARTNERS. The General Partner of the Partnership is CNL ROSE GP CORP., a Delaware corporation (the "General Partner"), and the Limited Partner of the Partnership is CNL ROSE ACQUISITION CORP., a Delaware corporation (the "Limited Partner"). The General Partner and the Limited Partner are each sometimes referred to herein as a "Partner" or together as the "Partners".

         1.5 PARTNERSHIP PROPERTY. Legal title to all Partnership property and assets shall be taken and at all times held in the name of the Partnership.

         1.6 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Partnership shall be 450 South Orange Avenue, Orlando, Florida 32801, telephone
(407) 650-1000, or such other location(s) as the General Partner in its discretion shall determine.

                                    ARTICLE 2

                                      TERM
                                      ----

         The Partnership shall continue in full force and effect until dissolved as provided in Article 12 hereof or by law.

                                    ARTICLE 3

                               PURPOSE OF BUSINESS
                               -------------------

         The purpose of the Partnership shall be to do any and all things reasonably incident thereto or in connection therewith.

                                    ARTICLE 4

                          CAPITAL AND CAPITAL ACCOUNTS
                          ----------------------------

         A separate capital account (each, a "Capital Account") shall be maintained for each Partner in accordance with the rules of Section 1.704-1(b)(2)(iv) of the U.S. Treasury Regulations (the "Treasury Regulations"), and this Article 4 shall be interpreted and applied in a manner consistent with said Section of the Treasury Regulations. The Partnership may adjust the Capital Accounts of its Partners to reflect revaluations of the Partnership property whenever the adjustment would be permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f). In the event that the Capital Accounts of the Partners are so adjusted, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Partners' distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code (defined below). In the event that Code Section 704(c) applies to Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section l.704.1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Partners and shall have no effect on the amount of any distributions to any Partners in liquidation or otherwise. The amounts of all distributions to the Partners shall be determined pursuant to Article 6.

         The capital of each Partner is set forth on Schedule A ("Capital Contributions"). No Partner shall be entitled, nor required, to make any contributions to the capital of; or loans to, the Partnership. Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Partner for any purpose hereunder, the Capital Account of such Partner shall be determined after giving effect to all adjustments provided for in Article 5 hereof for the current fiscal year of the Partnership which shall be the calendar year ("Fiscal Year"), unless otherwise required by the Internal Revenue Code of 1986, as amended from time to time (the "Code") in respect of transactions effected prior to the date such determination is to be made. No Partner shall be entitled to withdraw any part of its Capital Account, or to receive any distribution from the Partnership except as specifically provided in this Agreement.

                                    ARTICLE 5

                               PROFITS AND LOSSES
                               ------------------

         All items of Partnership income, gain, loss and deduction as determined for book purposes shall be allocated among the Partners and credited or debited to their respective Capital Accounts in accordance with Treasury Regulations
Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible (i) that such allocations satisfy the economic effect equivalence test of Treasury Regulations Section 1.704-i (b)(2)(ii)(j) (as provided hereinafter) and (ii) that all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Partners in accordance with their interests in the Partnership, which, unless otherwise required by Code Section 704(b) and the Treasury Regulations promulgated thereunder, shall be in proportion to their Percentage Interests (as defined below). To the extent possible, items that can have economic effect shall be allocated in such a manner that the balance of each Partners' Capital Account at the end of any taxable year (increased by the sum of (a) such Partners "share of partnership minimum gain" as defined in Treasury Regulations Section 1.704-2(g)(i) and (b) such Partners' share of "partner nonrecourse debt minimum gain" as defined in Treasury Regulations Section 1.704-2(i)(5)) would be positive to the extent of the amount of cash that such would receive (or would be negative to the extent of the amount of cash that such would be required to contribute to the Partnership) if the Partnership sold all of its property for an amount of cash equal to the book value (as determined pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)) of such property (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and all of the cash of the Partnership remaining after payment of all liabilities (other than nonrecourse liabilities) of the Partnership were distributed in liquidation immediately following the end of such taxable year in accordance with Article 6.

         For purposes of the foregoing the General Partner's percentage interest shall be one-tenths percent (0.10%) and the Limited Partner's percentage interest shall be ninety nine and nine tenths percent (99.90%).

                                    ARTICLE 6

                                  DISTRIBUTIONS
                                  -------------

         6.1 NET CASH FLOW. Distributions of the Partnership's cash shall be distributed one-tenths percent (0.1 0%) to the General Partner and ninety nine and nine tenths percent (99.90%) to the Limited Partner.

         6.2 PROCEEDS AVAILABLE UPON DISSOLUTION. Upon the dissolution and winding up of the Partnership, the proceeds from the sale of the Partnership's assets, after (i) making payment of or provision for payment of all liabilities and obligations of the Partnership and (ii) the setting up of such reserves as the person required by law to wind up the Partnership's affairs may reasonably deem necessary for any contingent liabilities or obligations of the Partnership shall be distributed, as expeditiously as possible, one-tenths percent (0.10%) to the General Partner and ninety nine and nine tenths percent (99.90%) to the Limited Partner.

                                    ARTICLE 7

                            MANAGEMENT OF PARTNERSHIP
                            -------------------------

         RIGHTS AND POWERS OF THE GENERAL PARTNER. The General Partner shall have the exclusive right to manage the business of; and conduct the day-to-day operations of, the Partnership and is hereby authorized to take any action of any kind and to do anything and everything it deems necessary in conjunction therewith including engaging in any kind of activity and performing and carry out contracts of any kind necessary to, in connection with or incidental to the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of Tennessee.

                                    ARTICLE 8

                  RIGHTS AND LIABILITIES OF THE LIMITED PARTNER
                  ---------------------------------------------

         8.1 NO RIGHT TO MANAGE OR REPRESENT PARTNERSHIP. The Limited Partner shall not take part in the management of the business of the Partnership, transact any business for the Partnership, or have the power to sign for or to bind the Partnership to any agreement or documents, said powers being vested solely and exclusively in the General Partner.

         8.2 LIMITATIONS ON LIABILITY. The Limited Partner shall not have any personal liability whatsoever, whether to the Partnership, to any of the Partners, or to the creditors of the Partnership, for the debts of the Partnership or for any of the losses of the Partnership except for (i) the amount committed by it to the capital of the Partnership as set forth on Schedule A hereto and (ii) for the amount of any distributions required to be returned to the Partnership in accordance with the provisions of the Act.

                                    ARTICLE 9

                       WITHDRAWAL, BANKRUPTCY, INSOLVENCY
                      OR DISSOLUTION OF THE GENERAL PARTNER
                      -------------------------------------

         9.1 WITHDRAWAL OF A GENERAL PARTNER. The General Partner may not withdraw as a General Partner.

         9.2 TERMINATED GENERAL PARTNER. Upon the adjudication of bankruptcy, insolvency or dissolution of the General Partner, the Partnership shall be dissolved and its business wound up in accordance with Article 12 hereof.

                                   ARTICLE 10

                        TRANSFER OF PARTNERSHIP INTERESTS
                        ---------------------------------

         No assignment, transfer, sale, hypothecation, mortgage, pledge or encumbrance, directly, indirectly, by operation of law or otherwise, of all or any portion of the Limited Partner's right, title and interest in the Partnership, including its rights to a return of its Capital Contributions, a distribution of the Partnership's property and all other rights under this Agreement, shall be permitted without the consent of the General Partner, which consent may be withheld by the General Partner in its sole and absolute discretion.

                                   ARTICLE 11

                          LIABILITY AND INDEMNIFICATION
                          -----------------------------

         11.1 LIABILITY OF GENERAL PARTNER. The General Partner and its officers, directors, partners, employees, agents, affiliates, successors or assigns shall not be liable to the Partnership or the Limited Partners for any loss or damage incurred by reason of any act performed or omitted in connection with the activities of the Partnership or in dealing with third parties on behalf of the Partnership, if such act or omission was determined, in good faith, to be in the best interests of the Partnership and if such act or omission does not constitute fraud, gross negligence or breach of fiduciary duty or constitute a breach of this Agreement.

         11.2 INDEMNIFICATION OF GENERAL PARTNER. The Partnership, its receiver or its trustee, shall indemnify, save harmless and pay all judgments and claims against the General Partner and its officers, directors, partners, employees, agents, affiliates, successors and assigns, for any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed in connection with the activities of the Partnership or in dealing with third parties on behalf of the Partnership, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage provided that the act or omission of the General Partner was determined, in good faith, to be in the best interests of the Partnership and does not constitute fraud, gross negligence, breach of fiduciary duty or breach of this Agreement by the General Partner and provided further that any such indemnification shall be recoverable only from assets of the Partnership and not from the assets of any Limited Partner. The Partnership shall not pay for any insurance covering liability of the General Partner or of its officers, directors, partners, employees, agents, affiliates, successors and assigns for actions or omissions for which indemnification is not permitted hereunder; provided, that nothing contained herein shall preclude the Partnership from purchasing and paying for such types of insurance, including extended coverage liability and casualty and worker's compensation, as would be customary for any person owning comparable property and engaged in a similar business or from naming the General Partner and any of its affiliates as additional insured parties thereunder.

         11.3 CONTRACTUAL PROVISIONS. The General Partner shall have the right and authority to require a provision in all Partnership contracts that it not be personally liable thereon and that the person or entity contracting with the Partnership is to look solely to the Partnership and its assets for satisfaction.

         11.4 INDEMNIFICATION OF LIMITED PARTNER. The Partnership will indemnify, to the extent of Partnership assets, the Limited Partner against any claim of liability asserted against a Limited Partner (i) because it is a Limited Partner of the Partnership or (ii) arising from or in connection with the Partnership.

                                   ARTICLE 12

                           DISSOLUTION AND TERMINATION
                           ---------------------------

     12.1 DISSOLUTION. The Partnership shall be dissolved and its business wound up, upon the earliest to occur of:

                  (a) The date of disposition of all, or substantially all, of the assets of the Partnership;

                  (b) The date of adjudication of bankruptcy, insolvency or dissolution of the General Partner, or

                  (c) Such other date as is determined by the General Partner in its sole and absolute discretion.

         12.2 WINDUP. Upon dissolution of the Partnership, and after payment of all of the debts, liabilities and obligations of the Partnership and the expenses of dissolution and liquidation and the setting up of any reserves for contingencies that the General Partner deems necessary, distributions in liquidation of the Partnership shall be made in the manner set forth in Section 6.2.

         12.3 TERMINATION AND CANCELLATION. Upon completion of the liquidation of the Partnership, the Partnership shall terminate and the General Partner shall have the authority to execute and record a certificate of cancellation of the Partnership, as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

                                   ARTICLE 13

                                     NOTICES
                                     -------

         All notices required or permitted by this Agreement shall be in writing and shall be delivered by hand, sent by registered or certified mail, return receipt requested, by a recognized overnight courier (such as Federal Express) or sent by confirmed facsimile transmission addressed as set forth on Schedule A or to such other address as shall, from time to time, be supplied in writing by such Partner. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressees, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. Mails.

                                   ARTICLE 14

                      ACCOUNTING, REPORTING AND STATEMENTS
                      ------------------------------------

         PARTNERSHIP RECORDS AND TAX RETURNS. The General Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership. The General Partner shall keep the financial records of the Partnership on the cash basis for financial statement and tax purposes unless otherwise required by the Code. The Limited Partner and its designated representative shall be permitted access during reasonable business hours to all records of the Partnership at the principal office of the Partnership and they shall have the right to make copies thereof. Within ninety 90 days after the end of each fiscal year of the Partnership, the General Partner, at the expense of the Partnership, shall cause to be prepared by the accountants auditing the Partnership's financial statements, a U.S. partnership return of income for the Partnership; and, in connection therewith, shall make any available or necessary elections (including elections with respect to the useful lives of the assets of the Partnership and the rates on such assets). Within such ninety (90) days period, the Partnership will furnish to the Limited Partner information required to be set forth in such Partner's Federal income tax return.

                                   ARTICLE 15

                                  MISCELLANEOUS
                                  -------------

         15.1 SUCCESSORS. This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors, executors and assigns, and the parties hereto covenant and agree that they themselves and their respective heirs, executors, successors, administrators, trustees, representatives and assigns will execute any and all instruments, releases, assignments and consents that may be reasonably required of them to more fully execute the provisions of this Agreement.

         15.2 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall serve as an original for all purposes, but all copies of which shall constitute but one and the same Agreement.

         15.3 GOVERNING LAW; JURISDICTION; VENUE. This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of New York. The parties hereto agree to submit themselves to the jurisdiction of the state and federal courts in the State of Florida in connection with any claims or controversy arising out of this Agreement and that venue for any such actions or proceedings may be laid in Orange County, Florida, and each party waives any claim that the same is an inconvenient forum.

         15.4 PRONOUNS AND PLURALS, HEADINGS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa and the word "person" shall include a corporation or other form of association or entity. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions thereof.

         15.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement of the parties hereto with respect to the transactions contemplated hereby, and it is hereby agreed that any prior oral or written agreements concerning the subject matter hereof shall be null and void. This Agreement shall not be amended without the prior written approval of the General Partner.

         15.6 WAIVER AND SEVERABILITY. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         15.7 DAMAGES. Nothing contained herein shall be construed to prevent any party hereto from seeking and recovering from any other party or parties, damages sustained as a result of a breach of any term or provision of this Agreement. In the event that any party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party or parties found to be at fault shall pay all reasonable court costs and attorneys' fees of the nondefaulting parties.

                          SIGNATURES ON FOLLOWING PAGE

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Limited Partnership as of the day and year first above written.

                               GENERAL PARTNER:

                               CNL ROSE GP CORP.


                               By:    /s/ Marcel Verbaas
                                      ------------------------------------------
                               Name:  Marcel Verbaas
                               Title:  Senior Vice President


                               LIMITED PARTNER:

                               CNL ROSE ACQUISITION CORP.


                               By:    /s/ Marcel Verbaas
                                      ------------------------------------------
                               Name:  Marcel Verbaas
                               Title:  Senior Vice President

                                   SCHEDULE A

                                    PARTNERS

                                                        Initial
              Name and Address                   Capital Contribution
              ----------------                   --------------------

               GENERAL PARTNER:                           [$0.10]

               CNL Rose GP Corp.
               450 South Orange Avenue
               Orlando, FL 32801

               LIMITED PARTNER:                          [$99.90]

               CNL Rose Acquisition Corp.
               450 South Orange Avenue
               Orlando, FL 32801